Exhibit 10.20
AMENDED AND RESTATED MARKETING AGREEMENT
     THIS AMENDED AND RESTATED MARKETING AGREEMENT (the “Agreement”) is made effective this 1st day of January 2000 (the “Effective Date”), by and between BioPort Corporation, a Michigan corporation having its principal office at 3500 N. Martin Luther King, Jr., Blvd., Lansing Michigan 48906 (“BIOPORT”) and INTERGEN N.V., a corporation of the Netherlands Antilles, its address being c/o Tarma Trust Management, Castorweg 22-24, Curacao, Netherlands Antilles (“INTERGEN”) (BIOPORT and INTERGEN being sometimes referred to in the singular as “Party” and collectively as “Parties”).
RECITALS
     WHEREAS, INTERGEN and Michigan Biologic Products, Inc. (“MBP”) entered into a Marketing Agreement, effective November 28, 1997 (the “Marketing Agreement”), whereby INTERGEN agreed to serve as the sole and exclusive marketing agent for certain products in defined territories;
     WHEREAS, INTERGEN paid $60,000 to MBP in consideration of its appointment as an exclusive representative pursuant to the Marketing Agreement;
     WHEREAS, INTERGEN and MBP entered into a Consulting Agreement, effective November 28, 1997 (the “Consulting Agreement”), whereby INTERGEN agreed to serve as a consultant to MBP for the sale and promotion of certain products in defined territories;
     WHEREAS, INTERGEN paid $40,000 to MBP in consideration of its appointment as an exclusive representative pursuant to the Consulting Agreement;
     WHEREAS, BIOPORT acquired certain assets from the State of Michigan pursuant to Public Act 522 of 1996;
     WHEREAS, INTERGEN, MBP and BIOPORT agreed to assign the benefits and obligations of MBP under the Marketing Agreement and the Consulting Agreement to BIOPORT, and INTERGEN received notice of the assignment, and gave consent thereto;
     WHEREAS, the Parties deem it desirable and in their mutual interest to restructure their contractual relationships, to terminate the Consulting Agreement, and to amend and restate the Marketing Agreement in its entirety; and
     WHEREAS, the Parties have entered into a Termination and Settlement Agreement on even date herewith.
     THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby amend and restate the Marketing Agreement in its entirety as follows:

AGREEMENT
1.	For purposes of this Agreement, the terms listed below shall have the meaning ascribed to them in this Section.

“Affiliates” when used with respect to any Person shall mean any Person which, directly or indirectly, controls or is controlled by or is under common control with another Person. For purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities or by contract or otherwise.

“AVA” shall mean anthrax vaccine adsorbed.

“Availabilty Date” shall mean the date on which BIOPORT has 100,000 doses of AVA or PBT Vaccine that have (i) been released for distribution by the Food and Drug Administration and the Quality Assurance Department of BIOPORT and (ii) been made available by the U.S. Department of Defense for sale.

“BIOPORT” shall mean, for purpose of this Agreement, BIOPORT and any Affiliate or joint venture in which BIOPORT is a participant.

“Confidential Information” shall mean information relating to the buss ness, prospective business, technical processes, finances, price lists or lists of customers and suppliers of a Party which is provided to the other Party in connection with this Agreement and is designated as “confidential” or “proprietary” by such Party. Notwithstanding the above, “Confidential Information” shall not include information which (i) was known to the Party receiving the information prior to the date of this Agreement, (ii) has been generally known to others in the trade or business of the Parties, (iii) has been part of public knowledge or the literature otherwise than as a result of any breach of confidence by the Party receiving the information, (iv) has become available to the Party receiving the information from a third party not representing either of the Parties, or (v) has been independently acquired by the Party receiving the information as a result of work carried out by an employee of such Party to whom no disclosure of such information shall have been made.

“Dollars” and $” shall mean dollars in the legal tender of the United States of America.

“PBT Vaccine” shall mean the pentavalent botulinum toxoids vaccine.

“Person” shall mean and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, lenders, trust companies, -land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof

“Products” shall mean AVA, the PBT Vaccine, and such other vaccines against any biological warfare threat agent for which BIOPORT may be duly licensed to manufacture or sell, currently or in the future.

“Territory” shall mean all countries of the Middle East and North Africa, except Israel and those countries to which export of AVA or PBT vaccine is prohibited by the U.S. government; provided, however, if such prohibition is subsequently eliminated, then any such country for which the prohibition has been eliminated shall be deemed to be included within the definition of Territory.

“Total Contract Value” shall mean the gross amount promised to be paid to BIOPORT from any Person in the Territory for the purchase of the Products.

2.	APPOINTMENT
2.1	BIOPORT appoints INTERGEN to be its sole and exclusive marketing representative with regard to the sale and promotion of the Products in the Territory. The Parties agree that BIOPORT has the right to retain other representatives for the sale and promotion of the Products in the Territory; provided, however, that such retention shall not limit or relieve the obligation of BIOPORT to pay fees to INTERGEN that may otherwise be due under this Agreement. INTERGEN shall provide services to BIOPORT in accordance with the terms and conditions set out in this Agreement.

2.2	The Parties acknowledge and agree that INTERGEN shall have the right to, in its sole discretion, hire such employees, engage such consultants and appoint such agents as it deems appropriate to perform its obligations hereunder. INTERGEN further agrees that such consultants, employees or agents shall be bound by the restrictions of Paragraphs 3.2 and 12 herein.
3.	DUTIES OF INTERGEN
3.1	Throughout the term of this Agreement, INTERGEN shall perform a variety of marketing and other activities as follows:
3.1.1	Assist BIOPORT with the promotion and sale of the Products throughout the Territory and assist with inquiries or orders received for Products;

3.1.2	Advise BIOPORT on advantageous pricing structures for the Products, from time to time;

3.1.3	Safeguard the property, rights, and interests of BIOPORT and assist BIOPORT in taking all steps to defend the rights of BIOPORT;

3.1.4	Assist BioPort with promptly obtaining and maintaining all licenses, permits and authorizations as may be required from time to time in connection with the supply of the Products to the Territory;

3.1.5	Supply customers and potential customers with (i) such literature as may be commercially prudent for the purpose of promoting sales of the Products within the Territory and (ii) catalogs and such other information that are necessary for proper presentation and solicitation of Product sales;

3.1.6	Promptly forward to BIOPORT a duplicate copy of every invoice, communication, letter or opportunity relating to the supply of the Products (directly or indirectly) to Persons in the Territory;

3.1.7	Keep BIOPORT informed from time to time as to the market for the Products in the Territory, the prices at which customers and potential customers are prepared to buy the Products, and use its best efforts to give BIOPORT notice of any change in the market price structure for the Products;

3.1.8	Take, particularly in light of the preferred customer status to be granted to the U.S. Government in terms of pricing and the Products supplied, all reasonable and necessary steps to ensure that sales of Products to Persons in the Territory will be used for the internal requirements of the Persons acquiring the Products from BIOPORT and such Products are not acquired for purposes of resale or other transfer into the private or foreign public sectors;

3.1.9	Take all reasonable and necessary steps to ensure that its sales of Products to Persons inside of the Territory are under terms and conditions that do not undermine other existing or potential sales of Products outside the Territory; and

3.1.10	Use its best efforts to sell, at a minimum, 100,000 doses of AVA, in the aggregate, to Persons in the Territory per year, pursuant to orders received by BIOPORT.
3.2.	INTERGEN shall perform the above-described in accordance with the highest business standards and with its best efforts, and will not perform any acts which will or may reflect adversely upon the business, integrity, or goodwill of BIOPORT. INTERGEN shall not, and shall ensure that its officers, employees and agents do not, make any representation or give any warranty in relation to the Products other than those which are contained in BIOPORT’s current printed literature or packaging or which have been specifically previously authorized in writing by BIOPORT. It is understood by the Parties that INTERGEN shall not accept orders or make contracts on behalf of BIOPORT other than subject to confirmation and acceptance in writing by BIOPORT, nor shall INTERGEN incur any liability of whatever nature on behalf of BIOPORT or pledge BIOPORT’s credit.
4.	DUTIES OF BIOPORT

BIOPORT shall:
4.1	Use its best efforts to promptly obtain and maintain all licenses, permits and authorizations as may be required from time to time in connection with the supply of the Products to the Territory;

4.2	Supply INTERGEN, at the expense of BIOPORT, with (i) such literature as INTERGEN shall reasonably request from time to time for the purpose of promoting sales of the Products within the Territory and (ii) catalogs and such other information as, in BIOPORT’s opinion, are necessary for proper presentation and solicitation of Product sales;

4.3	Promptly forward to INTERGEN a duplicate copy of every invoice, communication, letter or opportunity relating to the supply of the Products (directly or indirectly) to Persons in the Territory;

4.4	Keep INTERGEN informed as to the Products it has available for sale in the Territory, the prices at which it is prepared to sell the Products, and use its best efforts to give INTERGEN at least three (3) months’ advance notice of any proposed change in its price structure;

4.5	Permit INTERGEN by nameplate at its office and/or in its letter heading to indicate that INTERGEN is the marketing representative of BIOPORT for the Products in the Territory subject to such indication having been previously approved in writing by BIOPORT (such approval not to be unreasonably withheld or delayed) and provided that such indication shall cease on the expiration or earlier termination of the Agreement (for any cause);

4.6	Allow INTERGEN to have access to the relevant books and accounts and records of BIOPORT at all reasonable times so as to ensure that all invoices relating to the supply of the Products to the Territory have been properly recorded;

4.7	Take, particularly in light of the preferred customer status to be granted to the U. S. Government in terms of pricing and the Products supplied, all reasonable and necessary steps to ensure that sales of Products to Persons in the Territory will be used for the internal requirements of the Persons acquiring the Products from BIOPORT and such Products are not acquired for purposes of resale or other transfer into the private or foreign public sectors;

4.8	Take all reasonable and necessary steps to ensure that its sales of Products to Persons outside of the Territory are under terms and conditions that do not undermine other existing or potential sales of Products within the Territory.

4.9	Use its best efforts to supply, at a minimum, 100,000 doses of Anthrax, in the aggregate, to Persons in the Territory per year, pursuant to orders received by BIOPORT; and

4.10	Advise INTERGEN, in writing, of all established policies and procedures of BIOPORT by which INTERGEN shall be expected to abide and shall promptly notify INTERGEN, in writing, of any changes to such policies and procedures.
5.	INDEMNIFICATION

BIOPORT shall unconditionally and irrevocably indemnify and hold harmless INTERGEN, its officers, employees and representatives from all losses (except indirect, incidental or consequential losses), liabilities, claims, demands, expenses, and costs which INTERGEN, its officers, and/or employees may suffer or incur as a direct result of any claim or demand by any third party relating to the Products or any of them-, provided, however, that the indemnity contained in this Subparagraph shall not apply to the extent that any losses, liabilities, claims, demands, expenses, and costs should arise from the gross negligence or willful misconduct of

INTERGEN its officers, employees or representatives, and provided, further, that INTERGEN shall:
5.1	At the expense of BIOPORT, render such reasonable assistance to BIOPORT as BIOPORT may require in respect of such claim or demand;

5.2	Not make any admissions in respect of such claim or demand or otherwise prejudice the position of BIOPORT in respect of such claim or demand; and

5.3	The provisions of this Section shall survive the expiration or earlier termination of this Agreement;
6.	COMPENSATION
6.1	In compensation for the marketing services provided by INTERGEN and any and all of its subagents under this Agreement, BIOPORT shall pay to INTERGEN a fee for sales of the Products supplied by or on behalf of BIOPORT to any Person in the Territory, regardless of whether the sale was instigated by INTERGEN at forty percent (40%) of Total Contract Value.

6.2	The fee herein in respect of any Products shall be paid to INTERGEN in Dollars. Upon the payment of any fee, INTERGEN shall deliver to BIOPORT an acknowledgement of receipt therefor.

6.3	The fee due hereunder shall be paid to INTERGEN within seven (7) banking days (excluding Saturdays and Sundays and days in which banks in Michigan are authorized or obligated by law to be closed) after payment for the Products has been received by or on behalf of BIOPORT. In the case of BIOPORT’s receipt of any partial payment hereunder, BIOPORT’s shall pay INTERGEN the fee on a pro rata basis.

6.4	As regards orders for the supply of the Products to Persons within the Territory which are received by BIOPORT during the term of this Agreement but in respect of which payment has not been made to BIOPORT at the expiration or earlier termination of this Agreement, BIOPORT shall pay to INTERGEN (or as INTERGEN shall reasonably direct in writing) fees in accordance herewith in respect of each such order as and when payment has been received by BIOPORT for the Products that are the subject of such order. For any sale of the Products for which contracts are concluded for the benefit of BIOPORT with Persons in the Territory resulting from standing orders, follow-on orders, extensions, or renewals of orders generated by INTERGEN during the term of this Agreement, such sales shall be deemed sales under this Agreement for which INTERGEN shall be paid fees in accordance with the provisions of this Agreement.

6.5	In the event that BIOPORT fails to make any payment due under this Agreement to INTERGEN by the due date for such payment, interest shall accrue and be payable on the unpaid amount at the annual rate of five percent (5%) above the prime rate published by The Wall Street Journal (New York edition) as of the date on which INTERGEN should have received such payment until payment, in full, is received by INTERGEN.

6.6	INTERGEN shall be responsible for all out-of-pocket expenses incurred by it in the performance of its duties hereunder.

6.7	The Parties agree that INTERGEN may present additional sales opportunities to BIOPORT outside of the Territory on a non-exclusive basis. The Parties, in such an instance, shall negotiate in good faith the compensation due INTERGEN, if any.
7.	DURATION AND TERMINATION
7.1	The term of this Agreement shall commence on the Effective Date and unless previously terminated in accordance with its provisions, this Agreement shall terminate at midnight on the last day of the third (3rd) year from the Availability Date.

7.2	This Agreement shall be automatically extended for an additional five (5) year term upon the same terms and conditions if BIOPORT achieves $5,000,000 of sales in the Territory during the initial three (3) year term of the Agreement. As used in this Section, “sales” means the Total Contract Value of completed orders, orders received but not completed and sales contracts entered into but not fully performed as of the expiration of the three (3) year initial term of this Agreement.

7.3	Either Party may terminate this Agreement at any time by notice in writing to the other Party if the other Party commits a material breach of any of the material provisions of this Agreement and falls to remedy the breach within a reasonable time and in any event not less than sixty (60) days from the date of the notice requiring it to do so. If a non-financial breach cannot reasonably be cured, the Parties shall negotiate in good faith for an additional sixty (60) days to attempt to agree upon an alternative performance by the breaching Party or the payment of damages to the non-breaching Party that will constitute a cure and will be deemed to terminate the breach, it being acknowledged that if no such agreement is reached within the additional sixty (60) days. The breach at issue shall be deemed a default and the non-breaching Party may thereafter terminate this Agreement by written notice to the other Party with immediate effect.

7.4	In the event that BIOPORT shall not have at least 100,000 doses reasonably available for sale by INTERGEN, the Parties shall negotiate an extension of the term of this Agreement as provided in paragraphs 7.1 and 7.2. The Parties shall not unreasonably withhold consent to such extension.

7.5	The termination of this Agreement shall not affect any accrued rights or liabilities of either Party nor shall it affect the coming into force or continuance in force of, any provision of this Agreement which is expressly or impliedly intended to come into or remain in force on or after such termination.
8.	DISPUTE RESOLUTION AND GOVERNING LAW

All disputes arising between the Parties shall be finally settled by binding arbitration before a single arbitrator in Lansing, Michigan, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Any award rendered by the arbitrator shall be final and may be enforced by any court of competent jurisdiction. This Agreement shall be governed by and construed in accordance with laws of the State of Michigan, excluding any conflicts of law rules that would refer the choice of law to another jurisdiction.
9.	NON-SOLICITATION

INTERGEN agrees that during the term of this Agreement, and for a period of twelve (12) consecutive months after termination of such Agreement INTERGEN will not i) directly or indirectly induce or attempt to induce or otherwise counsel, advise, solicit or encourage any employee to leave the employ of BIOPORT or accept employment with any other person or entity, ii) directly or indirectly induce or attempt to induce or otherwise counsel, advise, solicit or encourage any person who at the time of such inducement, counseling, advice, solicitation or encouragement had left the employ of BIOPORT within the previous six (6) months to accept employment with any person or entity besides BIOPORT; and iii) solicit, interfere with, or endeavor to cause any customer, client, or business partner of BIOPORT to cease or reduce its relationship with BIOPORT or induce or attempt to induce any such customer, client, or business partner to breach any agreement that such customer, client, or business partner may have with BIOPORT.

10.	BIOPORT REPRESENTATIVE

INTERGEN shall take direction and guidance in performing its services hereunder from Robert Bidlingmeyer, Vice President, Marketing of BIOPORT, or such other persons as may be designated from time to time in writing.

11.	INDEPENDENT CONTRACTORS

With respect to the subject matter of this Agreement, the Parties are and remain independent contractors. This Agreement shall not be deemed to create a joint venture, partnership, association, or agency between the Parties. INTERGEN is not authorized to incur or create any obligation express or implied on behalf of BIOPORT or to bind BIOPORT in any manner whatsoever. The Parties understand and agree that this Agreement is not a contract of employment, or an offer to enter into a contract of employment. The Parties further agree that INTERGEN shall have sole control of the manner and means of performing the services. BIOPORT shall not have the right to require that INTERGEN or its employees do anything that would jeopardize the relationship of independent contractor between the Parties. INTERGEN shall have the right to appoint and shall be solely responsible for its own workforce, who shall be its own employees.

12.	COMPLIANCE WITH FOREIGN CORRUPT PRACTICES ACT

INTERGEN, on its own behalf and on behalf of its owners, managers, affiliates, agents and related entities, warrants, represents, and agrees that (i) neither it nor its owners, managers, affiliates, agents or related entities are officials or candidates of any government, governmental agency or instrumentality, or political party, (ii) it is aware of the requirements of applicable law including the U.S. Foreign Corrupt Practices Act (“FCPA”) and the legal prohibitions on direct or indirect improper payments or gifts to foreign officials or candidates, (iii) it will comply with all applicable laws including the FCPA, and use no part of the above commissions to make any improper or illegal payments, (iv) it will, upon the Company’s request, annually certify such compliance to the Company, and notify the Company of any relevant change in the status of its owners, managers, affiliates, agents or related entities, (v) it will indemnify the Company and its officers, directors, employees, agents and affiliates for any violation of such laws, (vi) in the event of any such violation, this Agreement will immediately terminate without the need for notice, and (vii) in such event INTERGEN will forfeit any right to any accrued and unpaid commissions and compensation under this Agreement.

13.	CONFIDENTIALITY
13.1.	During the term of this Agreement and for a period of two (2) years following its termination (for whatever cause) or expiration, each Party will keep confidential the terms and conditions of this Agreement (but may acknowledge the existence of the relationship between the Parties) and all Confidential Information received from the other Party and will not use the same but, to the extent necessary to implement the provisions of this Agreement, each Party may disclose the Confidential Information to such of its customers, officers, or employees as may be reasonably necessary or desirable provided that before any such disclosures each Party shall make such persons aware of its obligations of confidentiality under this Agreement and shall at all times use its best efforts to procure compliance by such persons therewith.

13.2.	Notwithstanding the provisions of Section 11.1, the Parties agree that the terms and conditions of this Agreement may be disclosed to the U.S. Government, including any division of the military, in connection with the negotiation or sale of any of the Products to such entity. In such cases, the Parties shall agree as to the best means of disclosure in order to assure the continued protection of Confidential Information.

13.3.	Either Party may demand the return of the Confidential Information at any time by notice in writing given to the other Party. On the giving of such notice, the Party served with such notice shall deliver or procure the delivery to the other Party or to its order of each and every original and copy document and thing reproducing, containing, or embodying any Confidential Information.
14.	FORCE MAJEURE
14.1.	The obligations of a Party under this Agreement shall be suspended during the period and to the extent that such Party is prevented or hindered from complying therewith by any cause beyond its reasonable control including (insofar as beyond such control but without prejudice to the generality of the foregoing expression) strikes, lock-outs, labor disputes, act of God, war, riot, civil commotion, malicious damage, compliance with any law or governmental order, rule, regulation or direction, accident, breakdown of plant or machinery, fire, flood or storm.

14.2.	In the event of either Party being so hindered or prevented such Party shall give notice of suspension as soon as reasonably practicable to the other Party stating the date and extent of such suspension and the cause thereof and the omission to give such notice shall forfeit the rights of such Party to claim such suspension. Any Party whose obligations have been suspended as aforesaid shall resume the performance of such obligations as soon as reasonably practicable after the removal of the cause and shall so notify the other Party. In the event that such cause continues for more than six (6) months, either Party may terminate this Agreement upon giving to the other Party not less than sixty (60) days’ notice.
15.	ENTIRE AGREEMENT

This Agreement constitutes the entire understanding between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, negotiations and discussions between the Parties relating thereto, with the exception of the Termination and Settlement Agreement entered into of even date herewith.

16.	AMENDMENTS

No amendment or variation of this Agreement shall be effective unless in writing and signed by a duly authorized representative of each of the Parties.

17.	HEADINGS

Section headings shall not form part of this Agreement for the purposes of its interpretation.

18.	ASSIGNMENT

Neither Party shall without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed, assign, transfer, sub-contract, charge, delegate or deal in any other manner with this Agreement or its rights or duties hereunder or part thereof, or purport to do any of the same, except, however, it is agreed that INTERGEN may assign, in whole or in part, its rights and obligations under this Agreement to an Affiliate without obtaining the consent of the Company. In the event that INTERGEN assigns any of its rights and interests to an Affiliate in accordance with this provision, it shall provide the Company with notice of such assignment within a reasonable period of time of such assignment

19.	WAIVER

The failure of a Party to exercise or enforce any rights under this Agreement shall not be deemed to be a waiver thereof nor operate so as to bar the exercise or enforcement thereof at any time or times thereafter.

20.	COUNTERPARTS

This Agreement may be signed in two counterparts, both of which taken together shall constitute one and the same Agreement. Either Party may enter into the Agreement by signing either such counterpart.

21.	NOTICES

Any notice given under this Agreement shall be in writing and shall be given by delivering the same by hand at, or by sending the same by prepaid first class post (airmail if to an address outside the country of posting) or confirmed facsimile to the address of the relevant Party set out in this Agreement or such other address as either Party may notify to the other from time to time. Notices delivered in accordance with this provision shall be deemed delivered on the day delivered by hand or confirmed facsimile and three (3) days after delivery by prepaid first-class post.

22.	REMEDIES NOT EXCLUSIVE

No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing in law or in equity or by statute or otherwise.

23.	SEVERABILITY

If any court of competent jurisdiction finds any provision of this Agreement to be unenforceable or invalid, then such provision shall be ineffective to the extent of the court’s finding without affecting the enforceability or validity of the remaining provisions of this Agreement.
          WHEREFORE, the Parties have executed and delivered this Agreement in two identical copies, each of which is deemed to be an original, effective as of the date first written above.

BIOPORT CORPORATION		INTERGEN N.V.

By	/s/ Robert G. Kramer	By	/s/ Ibrahim El Hibri

Ibrahim El Hibri

Its	Chief Financial Officer	Its	Chairman

SUPPLEMENT No. 1 TO MARKETING AGREEMENT
This Supplement No. 1 to Marketing Agreement (“Supplement”) is made effective as of the 15th day of September, 2006 (“Effective Date”), by and between Intergen N.V., a Netherlands Antilles corporation, having a place of business at c/o Tarma Trust Management, Castorweg 22-24, Curacao, Netherlands Antilles (“Intergen”) and BioPort Corporation, a Michigan corporation having a place of business at 3500 North Martin Luther King Jr. Boulevard, Lansing, Michigan 48906 (“BioPort” and together with Intergen the “Parties” and each a “Party”).
RECITALS
WHEREAS, Intergen and BioPort Corporation (“Bioport”) entered into an Amended and Restated Marketing Agreement, effective January 1, 2000 (the “Marketing Agreement”), whereby Intergen agreed to serve as the sole and exclusive marketing representative with regard to the sale and promotion in all the countries of the Middle East and North Africa, including Saudi Arabia, of AVA and such other vaccines against any biological warfare threat agent for which Bioport may be duly licensed to manufacture or sell, currently or in the future; and
WHEREAS, Section 7.1 of the Marketing Agreement provides that the term of the Marketing Agreement would expire at “midnight on the last day of the third (3rd) year from the Availability Date”; and
WHEREAS, the Availability Date was defined as “the date on which BioPort had 100,000 doses of AVA or PBT Vaccine that have (i) been released for distribution by the Food and Drug Administration and the Quality Assurance Department of BioPort and (ii) been made available by the U.S. Department of Defense for sale”; and
WHEREAS, the Parties wish to enter into this Supplement to agree on the Availability Date and termination date for purposes of the Marketing Agreement; and
WHEREAS, all capitalized terms used herein but not defined herein shall have the meanings assigned to them in the Marketing Agreement.
NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:
1. The Parties agree that the Availability Date occurred on November 5, 2004 and that at least 100,000 doses of AVA have remained reasonably available for sale by Intergen in the Territory since that date. BioPort shall promptly notify Intergen in writing in the unforeseen circumstance that less than 100,000 doses of AVA are reasonably available for sale by Intergen in the Territory.
2. For purposes of Section 7.1 of the Marketing Agreement, the Parties agree that the termination date of the Marketing Agreement shall be midnight on November 5, 2007, subject to

1

the extension, or early termination pursuant to the provisions of Sections 7 and 14 of the Marketing Agreement.
3. Except as expressly provided herein, this Supplement shall not be interepreted as amending or otherwise modifying the terms of the Marketing Agreement.
In witness hereof, the Parties have caused this Supplement to be executed in duplicate by their duly authorized representatives.

Intergen	N.V.	BioPort	Corporation

By:	/s/ Yasmine Gibellini	By:	/s/ Robert Kramer

Name:	Yasmine Gibellini	Name:	Robert Kramer
Title:	Chairwoman	Title:	President
Date:	September 15th, 2006	Date:	September 21, 2006

2